PROSPECTUS SUPPLEMENT NO. 1	Filed Pursuant to Rule 424(b)(3)

(To Prospectus Dated March 18, 2004)	Registration No. 333-112043

CORTEX PHARMACEUTICALS, INC.

11,743,710 Shares of Common Stock

($0.001 par value)

This prospectus supplement supplements information contained in that certain prospectus dated March 18, 2004 of Cortex Pharmaceuticals, Inc. (the “Company”), relating to the offer and sale from time to time of up to 6,909,091 shares of the Company’s outstanding common stock and up to 4,834,619 shares of the Company’s common stock issuable upon the exercise of warrants, which are held by certain stockholders and warrant holders named in the prospectus under the section entitled “Selling Stockholders.” This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.

The prospectus erroneously identifies Xmark Fund, L.P. and Xmark Fund, Ltd. as broker dealers in the table contained in the section set forth therein entitled “Selling Stockholders.” The following amends the “Selling Stockholders” section set forth in the prospectus to reflect such correction:

The table setting forth the names of the selling stockholders shall be amended to delete the reference to footnote number forty-six (46) following the names of each of “Xmark Fund, L.P.” and “Xmark Fund, Ltd.”

All information in this prospectus supplement is as of February 7, 2005.

The date of this prospectus supplement is February 7, 2005.